Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2005 relating to the financial statements, which appears in the 2006 Annual Report to Shareholders, which is incorporated by reference in Specialty Underwriters’ Alliance, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated March 28, 2005 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLC

Boston, Massachusetts
5/1/2007